Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TrustCo Bank Corp NY:

We consent to incorporation by reference in this registration statement on Form S-3 of TrustCo Bank Corp NY (the “Company”) of our report dated March 3, 2017 relating  to the consolidated financial statements of TrustCo Bank Corp NY and the effectiveness of internal control over financial reporting which report is incorporated by reference in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
May 25, 2017